June 22, 2009

Patient Portal Technologies, Inc. Closes on New Debt

Baldwinsville, NY, June 22, 2009 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today that it has closed on $3.0 million credit facility with Five Star Bank.

The credit facility consists of a $2.5 million long term facility to be used for general working capital purposes and a $500,000 line of credit to be used for the acquisition of equipment to be used in the business.  The long term facility carries an interest rate of prime plus 2oo basis points and is repayable beginning in January 2010 over a three year period.

Company CEO Kevin Kelly commented, “We are very pleased to have a strong relationship with a commercial bank that has confidence in our business plan and outlook for growth. This facility will allow us to continue to implement our plans and capitalize on market opportunities.” He also added, “ We continue to see strong opportunity in the market for our suite of patient centric services aimed at improving patient satisfaction and assisting hospitals improve financial performance.”

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. These services are delivered over the company’s proprietary communication and information platform. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          Vanessa Loysen
          (315)638-6708